EXHIBIT 99.1

Mediware Chief Financial Officer Steps Down to Pursue Other Interests

Lenexa, KS., July 7, 2006 - Mediware Information Systems Inc.'s (Nasdaq: MEDW) CEO, James Burgess, announced that Jill Suppes has stepped down as chief financial officer of the company in order to pursue other interests. Ms. Suppes will provide consulting services to the company through December of this year.

"Jill has earned the gratitude of the board and the entire organization for her dedicated effort and accomplishments, originally as controller and later as chief financial officer,” said Lawrence Auriana, the Company’s Chairman. “She helped lead the company through its financial turnaround starting in 2001, installed excellent financial controls and reporting capabilities, and successfully lead the company through its initial Sarbanes-Oxley compliance review.”

A national search for Ms. Suppes replacement is being conducted. In the interim, Mark Williams, Corporate Controller since 2003, will serve as Acting Chief Accounting Officer. Prior to joining the Company, Mr. Williams worked for Ernst & Young LLP, was the controller of a printing company, and was co-founder of a financial consulting business.

About Mediware
Mediware provides clinical information systems for hospitals and integrated healthcare delivery systems though three product divisions. Its software solutions encapsulate patient care instructions, reinforce patient safety practices and improve efficiencies to lower costs. Mediware targets three primary areas of patient care - medication management, operating room management and blood banking - with specialized solutions that are proven in more than 1,000 client installations. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the “Act'') and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2005, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

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Contact:
James Burgess	Thomas Redington
913 307-1000	203 222-7399/212 926-1733
www.mediware.com	www.redingtoninc.com